Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Outerwall Inc:

We consent to the use of our reports dated February 5, 2015, except as to Notes 1, 2, 4, 5, 10, 11, 12, 14, 18, 19, and 20, which are as of May 8, 2015, with respect to the consolidated balance sheets of Outerwall Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference to the Form 8-K of Outerwall Inc. dated May 8, 2015, and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus. We also consent to the use of our report dated February 5, 2015, with respect to the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference to the December 31, 2014 annual report on Form 10-K of Outerwall Inc. Our report on the consolidated balance sheets of Outerwall Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 refers to a change to the method of accounting for content library amortization.

/s/ KPMG LLP

Seattle, Washington

August 25, 2015